FIFTH AMENDMENT OF FIRST AMENDED AND RESTATED
CONSTRUCTION LOAN AGREEMENT
THIS FIFTH AMENDMENT OF FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT ("Amendment") is entered into and effective as of the 20th day of March, 2015 among RED TRAIL ENERGY, LLC, a North Dakota limited liability company ("Borrower"), FIRST NATIONAL BANK OF OMAHA in its capacities as a Agent and a Lender ("Agent"), and amends that certain First Amended and Restated Construction Loan Agreement dated April 16, 2012 among Borrower, the Agent and Lenders (as amended, the "Loan Agreement").
WHEREAS, pursuant to the Loan Agreement, Lenders, subject to the terms, limitations and conditions contained in the Loan Agreement, extended to Borrower the Loans, financial accommodations and credit defined therein;
WHEREAS, pursuant to that certain First Amendment of First Amended and Restated Construction Loan Agreement dated October 31, 2012, the maximum principal amount of the Revolving Credit Loan was increased to $12,000,000.00 during the Bulge Period defined therein, the Fixed Charge Coverage Ratio was modified and the Loan Agreement was otherwise amended as provided for therein;
WHEREAS, pursuant to that certain Second Amendment of First Amended and Restated Construction Loan Agreement dated April 15, 2013, the Termination Date of the Revolving Credit Loan was extended to May 15, 2013;
WHEREAS, pursuant to that certain Third Amendment of First Amended and Restated Construction Loan Agreement dated May 15, 2013, the Termination Date of the Revolving Credit Loan was extended to April 15, 2014, the maximum principal amount of the Revolving Credit Loan was modified to $10,000,000, the Bulge Period was eliminated and the Loan Agreement was otherwise amended as provided for therein;
WHEREAS, pursuant to that certain Fourth Amendment of First Amended and Restated Construction Loan Agreement dated March 7, 2014, the Termination Date of the Revolving Credit Loan was extended to February 28, 2015, the Agent and Lenders consented to the conversion of the Project from coal to natural gas and the Agent and Lenders consented to the Tax Distribution described therein;
WHEREAS, the parties desire to further extend the Termination Date of the Revolving Credit Loan to March 20, 2016, to extend the Maturity Date of the Term Loan and repayment provisions thereof, to modify the interest rate applicable to the Term Loan, to modify the capital expenditure covenant, to modify the distributions covenant, to delete the Fixed Charge Coverage Ratio and insert in lieu thereof a Debt Service Coverage Ratio, to reflect that the Declining Revolving Credit Loan has been fully repaid and to terminate Borrower's ability to obtain and Lenders' commitment to make further or additional Declining Revolving Credit Loans and to otherwise amend the Loan Agreement as provided for in this Amendment; and
WHEREAS, the parties desire to amend the Loan Agreement as set forth in this Amendment.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent, Lenders and Borrower hereby mutually agree to amend the Loan Agreement as follows:

1.Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement, as such definitions may be amended and supplemented by this Amendment. The provisions of this Amendment shall become effective on the date of this Amendment.

2.The definition of the term "Teiiiiination Date" in Section 1.01 of the Loan Agreement is hereby amended by deleting the reference to February 28, 2015 as the Termination Date of the Revolving Credit Loans and inserting in lieu thereof March 20, 2016.

3.The definition of the term "Maturity Date" in Section 1.01 of the Loan Agreement is hereby amended by deleting the reference to April 16, 2017 as the Maturity Date of the Tenn Loan and inserting in lieu thereof March 20, 2020.

4.Section 2.04(c) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(c)    Tenn Loan. Principal and accrued and unpaid interest under the Term Loan will be payable in equal quarterly installments of $345,242.91, commencing on June 1, 2015, and continuing on the first day of each calendar quarter thereafter until the Maturity Date when the outstanding principal balance, together with accrued and unpaid interest, will be due and payable in full.

5.Section 2.05(a) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
(a)    Interest shall accrue on the outstanding principal balance at the end of the day of each Revolving Credit Loan at the Applicable Rate in effect for such Revolving Credit Loan on such day. Interest shall accrue on the outstanding principal balance of the Teim Loan at a fixed per annum rate equal to 4.96%.

6.The definition of the term "Applicable Margin" in Section 1.01 of the Loan Agreement is hereby amended to delete subsection (c) and re-name subsection (d) subsection (c).

7.The definition of the term "LIBOR Rate" in Section 1.01 of the Loan Agreement is hereby amended by deleting all references to the Term Loan, Declining Revolving Credit Loan and the Three Month LIBOR Rate.

8.Agent and Borrower acknowledge that the Declining Revolving Credit Loan has been fully repaid and that there are no Declining Revolving Credit Loans outstanding on the date of this Amendment. Borrower and Agent agree to terminate the Declining Revolving Credit Loan and each Declining Revolving Credit Loan Commitment, in each case effective as of the date of this Amendment. After the date of this Amendment, Borrower may not request, and Lenders will not be obligated to make, any additional Declining Revolving Credit Loans.

9.Section 4.08 of the Loan Agreement entitled Fixed Charge Coverage Ratio is hereby deleted in its entirety and the following is inserted in lieu thereof:
2
Section 4.08. Debt Service Coverage Ratio. The Borrower must maintain a Debt Service Coverage Ratio of not less than 1.15: 1.0, measured and tested by the Agent quarterly on a fiscal quarter basis.

10.Section 1.01 of the Loan Agreement is hereby amended by inserting the following new definition after the defined term "Debt":
"Debt Service Coverage Ratio" means, for any period, the ratio of (a) EBITDA for such period to (b) principal and interest due and scheduled to be paid on Debt for Borrowed Money, including but not limited to the Loans, during such period.

11.Section 4.09 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Section 4.09. Capital Expenditures. The Borrower shall not, make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $1,500,000 in any fiscal year of Borrower.

12.The Compliance Certificate attached as Exhibit D to the Loan Agreement is hereby deleted in its entirety and the Compliance Certificate attached to this Amendment is hereby inserted in lieu thereof and from and after the date of this Amendment, Borrower will submit such form of Compliance Certificate attached to this Amendment to Agent.

13.Section 4.13 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:
Section 4.13. Redemptions; Distributions. Borrower shall not redeem, purchase or acquire units or shares of its outstanding membership interests without the prior written consent of the Agent; provided, however, that so long as no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the redemption or purchase, Borrower has delivered to the Agent Borrower's annual audited financial statements and compliance certificates as required in this Agreement and Borrower is in compliance with all of the financial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of such redemption or purchase, Borrower may redeem or purchase outstanding membership interests, or units or shares thereof, in an aggregate amount not to exceed $100,000.00 in any fiscal year. Further, Borrower may not declare or pay any dividends or distributions; or make any distribution of assets to its members, whether in cash, assets or obligations of the Borrower; or allocate or otherwise set apart any funds or assets for the payment of any dividend or distribution without the prior written consent of the Agent except as provided for in this Section as follows (the "Permitted Distributions"):

(a)
Subject to the satisfaction of the requirements contained in subsection (b) below, in each fiscal year the Borrower may make cash distributions of Net Income for the immediately preceding fiscal year to its members in an amount not to exceed fifty percent (50%) of Net Income for the immediately preceding fiscal year; and

(b)
The foregoing Permitted Distributions may only be made if (i) no Event of Default has occurred and is continuing or would occur after giving effect to the payment of the applicable Permitted Distribution, (ii) Borrower has delivered to the Agent Borrower's annual audited fmancial statements and compliance certificates as required in this Agreement, and (iii) Borrower is in compliance with all of the fmancial and other covenants provided for in this Agreement and will remain so after giving effect to the payment of the applicable Permitted Distribution. The Borrower may pay such Permitted Distribution at any time during the applicable fiscal year of the Borrower and may pay such Permitted Distribution in installments during such fiscal year. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Permitted Distributions be made prior to Borrower's full payment and satisfaction of all of Borrower's Obligations which have accrued to the date of payment of such Permitted Distributions.

14.    Pursuant to Section 7.04 of the Loan Agreement, First National Bank of Omaha has
exercised its right to purchase the interest of each Lender (other than First National Bank of Omaha) in their respective Notes, Revolving Credit Commitments and Tenn Loan Commitments. Such other Lenders are no longer Lenders under the Loan Agreement, Notes and other Loan Documents. To further evidence such purchase, Exhibit A to the Loan Agreement is hereby deleted in its entirety and the Exhibit A attached to this Amendment is attached to the Loan Agreement in lieu thereof. In addition, Borrower will execute in favor of and deliver to First National Bank of Omaha amended Notes in the amount of First National Bank of Omaha's Revolving Credit Commitment and Teiiii Loan Commitment after giving effect to such purchase.
15.    This Amendment shall not be effective until Lender has received each of the following
(each in form and substance acceptable to Lender) or the following conditions have been satisfied:

(a)	This Amendment, duly executed by Borrower and First National Bank of Omaha, as Agent and a Lender;

(b)	The amended Notes required in this Amendment above executed and delivered by Borrower in favor of First National Bank of Omaha, as Agent and a Lender;

(c)
A Second Amendment of First Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement executed and delivered by Borrower in favor of First National Bank of Omaha, as Agent and a Lender; and

(d)	Such other documents and matters as are reasonably required by Agent.

16.    The Attention line in the Notice Address for First National Bank of Omaha in the Loan
Agreement and each other Loan Document with a notice address for First National Bank of Omaha is hereby amended by deleting Fallon Savage and inserting in lieu thereof Brad Brummund. In addition, the reference to Stop 1050 in such notice addresses is hereby deleted and Stop 1029 is inserted in lieu thereof.
17.    Except as modified herein, all other terms, provisions, conditions and obligations imposed under the teinis of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Documents. Borrower represents and warrants to the Agent and Lenders that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in "this Agreement" included references to this Amendment. Borrower represents, warrants and confirms to the Agent and Lenders that no Events of Default is now existing under the Loan Documents and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment. Borrower will pay on demand all costs and expenses incurred by Agent in connection with the preparation, execution, delivery, filing, and administration of this Amendment (including, without limitation, legal fees incurred in connection with the preparation of this Amendment and advising Agent as to its rights, and the cost of any credit verification reports or field examinations of Borrower's properties or books and records). Borrower's obligations to Agent under this Section shall survive the termination of this Amendment or the Loan Agreement and the repayment of Borrower's Obligations to Agent and Lenders under the Loan Agreement and other Loan Documents.
1 8 .    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
19.    This Amendment will be governed by and construed in accordance with the laws of the
State of Nebraska, exclusive of its choice of laws rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RED TRAIL ENERGY, LLC

RED TRAIL ENERGY, LLC

By: /s/ Gerald Bachmeier
Title: CEO

By: /s/ Jodi Johnson
Title: CFO

By: /s/ Ambrose Hoff
Title: Secretary

FIRST NATIONAL BANK OF OMAHA

By: /s/ Brad Brummund
Title: Vice President